Exhibit a(9)

                          JULIUS BAER INVESTMENT FUNDS
                          ----------------------------

                  AMENDMENT NO. 9 TO THE MASTER TRUST AGREEMENT

         The undersigned, Secretary of Julius Baer Investment Funds (the "Trust"), does hereby certify that pursuant to Article VII, Section 7.3, of the Master Trust Agreement dated April 30, 1992, as amended (the "Master Trust Agreement"), the following preamble and resolutions were duly adopted by the Board of Trustees at a meeting of the Board of Trustees held on March 16, 2005.

               WHEREAS, pursuant to Article IV, Section 4.2 of the Master Trust Agreement dated April 30, 1992, as amended, of the Julius Baer Investment Funds (the "Trust") (the "Master Trust Agreement") the Board of Trustees established and designated the Julius Baer International Equity Fund II, as series of the Trust;

               NOW, THEREFORE, BE IT RESOLVED, that the Julius Baer International Equity Fund II shall consist of two classes of shares: Class A shares and Class I shares;

               FURTHER RESOLVED, that the Master Trust Agreement is hereby further amended so as to establish and designate the Julius Baer International Equity Fund II as a Sub-Trust of the Trust, and that the number of shares of the Sub-Trust which the Trust is authorized to issue is an unlimited number of shares of beneficial interest, with a par value of $.001 per share, with the shares of each such Sub-Trust having such relative rights and preferences as set forth in the Master Trust Agreement for separate Sub-Trust; and

               FURTHER RESOLVED, that the proper officers of the Trust be, and hereby are, authorized to execute and file any and all certificates, documents and instruments and to take such other actions and to pay all requisite fees and expenses in order to effectuate the foregoing resolutions.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 2nd day of May, 2005.



                                              /s/ Craig Giunta
                                              -------------------
                                              Craig Giunta
                                              Secretary